Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MedAssets, Inc.:

We consent to the incorporation by reference in the registration statements (file nos. 333-148968, 333-156505, 333-172740, and 333-191537) on Form S-8 of MedAssets, Inc. (the Company) of our report dated March 2, 2015, with respect to the consolidated balance sheet of MedAssets, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive (loss) income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of MedAssets, Inc.

Our report dated March 2, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states the acquired entity, Sg2, LLC (Sg2), was excluded from management’s assessment. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Sg2.

/s/ KPMG LLP

Atlanta, Georgia

March 2, 2015